Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3
(Form Type)

CommScope Holding Company, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
		Newly Registered Securities
Fees to be Paid	Equity	Series A Convertible Preferred Stock, par value $0.01 per share	457(o)	1,400,000(1)	$1,000(2)	$1,400,000,000(2)	0.0001476	$206,640
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(o)	50,909,040(3)	---	---	---	(4)
Fees Previously Paid
		Carry Forward Securities
Carry Forward Securities	Equity	Series A Convertible Preferred Stock, par value $0.01 per share	415(a)(6)	1,115,447	---	$1,115,447,000	---	---	S-3ASR	333-230826	April 12, 2019	$135,192.18(5)
Carry Forward Securities	Equity	Common Stock, par value $0.01 per share	415(a)(6)	40,561,669(3)	---	---	---	---	S-3ASR	333-230826	April 12, 2019	---
		Total Offering Amounts				$1,400,000,000		$206,640(4)
		Total Fees Previously Paid
		Total Fee Offsets						$135,192.18
		Net Fee Due						$71,447.82

(1)
1,400,000 shares of Series A Preferred Stock are being registered hereunder. These shares consist of 1,400,000 shares of Series A Preferred Stock and up to 50,909,040 shares to be issued as dividends payable in kind thereon subsequent to the date of this registration statement.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)
Estimated based on the total number of shares of common stock issuable upon conversion of the Series A Preferred Stock. Each share of Series A Preferred Stock is initially convertible into common stock, at the option of the holder, at a conversion rate of 36.3636 shares of common stock per share of Series A Preferred Stock. Pursuant to Rule 416 under the Securities Act (“Rule 416”), the common stock offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions (pursuant to the conversion formulae set forth in the attached prospectus). Adjustments to the conversion rate resulting from the issuance of additional shares that are not addressed by Rule 416, if any, will be covered by a separate registration statement or post-effective amendment to this registration statement.

(4)
No separate consideration will be received for the shares of common stock issuable upon conversion of the Series A Preferred Stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

(5)
The Registrant previously paid a filing fee of $135,192.18 in connection with the registration of $1,115,447,000 in aggregate offering price of securities pursuant to the registration statement on Form S-3ASR (File Number 333-230826) filed on April 12, 2019, of which $1,115,447,000 remains unsold (the “Unsold Securities”). The Registrant expects to carry forward to this registration statement the Unsold Securities pursuant to Rule 415(a)(6) under the Securities Act of 1933.